Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

August 6, 2007

DreamWorks Animation SKG, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 12 million shares (the “Shares”) of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), to be sold by DW Investment II, Inc. (the “Selling Stockholder” ).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Restated Certificate of Incorporation of the Company, (b) the By-laws of the Company and (c) resolutions adopted by the board of directors of the Company on August 4, 2007. We have relied, with respect to certain factual matters, on the representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly and validly issued and, when delivered by the Selling Stockholder in accordance with the Registration Statement, will be fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

DreamWorks Animation SKG, Inc.

1000 Flower Street

Glendale, California 91201